                                                                   Exhibit 17(c)

                          BARR ROSENBERG SERIES TRUST

                        Supplement dated September 26, 2000
                                       to
                         Prospectus dated July 31, 2000

    This supplement is provided to update, and should be read in conjunction with, the information provided in the Prospectus.

    The AXA Rosenberg Multi-Strategy Market Neutral Fund will become operational on September 29, 2000. Accordingly, as noted in the Prospectus, the AXA Rosenberg Double Alpha Market Fund will cease investing in the AXA Rosenberg Value Market Neutral Fund and begin investing in the AXA Rosenberg Multi-Strategy Market Neutral Fund as of that date.

            INVESTMENT OBJECTIVE AND PRINCIPAL INVESTMENT STRATEGIES

    Beginning September 29, 2000, investors should consider the investment objective, principal investment strategies and principal risks of the AXA Rosenberg Multi-Strategy Market Neutral Fund, as described in the Prospectus, when deciding whether to invest in the AXA Rosenberg Double Alpha Market Fund. The subsections entitled "AXA Rosenberg Double Alpha Market Fund" in the Prospectus sections entitled "Risk/Return Summary" and "Investment Objectives and Principal Investment Strategies" are hereby amended accordingly.

                                PRINCIPAL RISKS

    Because it will cease investing in the AXA Rosenberg Value Market Neutral Fund as of September 29, 2000, the principal risks for the AXA Rosenberg Double Alpha Market Fund will no longer include Small and Mid-Sized Company Risk after that date. The Prospectus section entitled "Principal Risks" is hereby amended accordingly.

                               FEES AND EXPENSES

GENERAL

    Because, as described in the Prospectus, the Adviser has undertaken to waive its management fee and/ or bear certain expenses for each Fund at least through the end of the current fiscal year, each table entitled "Example", including the "Example" table for the AXA Rosenberg Double Alpha Market Fund set forth below, in the Prospectus section entitled "Fees and Expenses" assumes that the relevant Fund would pay the Net Expenses (after Fee Waiver and/or Expense Reimbursement) during the first year following a $10,000 investment and the Total Annual Fund Operating Expenses (before Fee Waiver and/or Expense Reimbursement) thereafter.
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AXA ROSENBERG DOUBLE ALPHA MARKET FUND

    The subsection entitled "AXA Rosenberg Double Alpha Market Fund" in the Prospectus section entitled "Fees and Expenses" is hereby amended in its entirety, as of September 29, 2000, to read as follows:

SHAREHOLDER FEES (paid directly from your investment):

                                                                INSTITUTIONAL    INVESTOR
                                                                -------------    --------
Maximum Sales Charge (Load) Imposed on Purchases............        None          None
Maximum Deferred Sales Charge (Load)........................        None          None
Maximum Sales Charge (Load) Imposed on Reinvested
  Dividends.................................................        None          None
Redemption Fee..............................................        None          None
Exchange Fee................................................        None          None

ANNUAL FUND OPERATING EXPENSES (expenses that are deducted from Fund assets)

                                                                INSTITUTIONAL    INVESTOR
                                                                -------------    --------
Management Fees.............................................        0.10%         0.10%
Distribution and Shareholder Service (12b-1) Fees...........        None          0.25%
Other Expenses (a)
  Dividend Expenses on Securities Sold Short................        1.00%         1.00%
  Remainder of Other Expenses...............................        3.39%         3.54%(b)
Total.......................................................        4.39%         4.54%
Total Annual Fund Operating Expenses........................        4.49%         4.89%
Fee Waiver and/or Expense Reimbursement (c).................        1.64%         1.64%
Net Expenses................................................        2.85%         3.25%

-------------------

                  (a)   Because the AXA Rosenberg Double Alpha Market Fund invests in the AXA Rosenberg Multi- Strategy Market Neutral Fund,
                        its "Other Expenses" include the net expenses of that Fund, including that Fund's net management fees after waiver and expenses from dividends on securities sold short.
                  (b)   The Trustees have authorized the payment of up to 0.15% of the Fund's average daily net assets attributable to Investor
                        Shares for subtransfer and subaccounting service in
                        connection with such shares.
                  (c)   The Adviser has contractually undertaken to waive its
                        management fee and bear certain expenses (exclusive of
                        nonrecurring account fees, extraordinary expenses and
                        dividends and interest paid on securities sold short) until further notice (and in any event at least until 3/31/01).
                        Any amounts waived or reimbursed in a particular fiscal year will be subject to repayment by the Fund to the Adviser to the extent that from time to time through the next two
                        fiscal years the repayment will not cause the Fund's
                        expenses to exceed the stated limit during the respective
                        year.

EXAMPLE

    This example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds.

    The example assumes that you invest $10,000 in the Fund for the time periods indicated and then redeem all of your shares at the end of those periods. The example also assumes that your investment earns a 5% return each year and that the Fund's operating expenses remain the same as those shown above. Your actual costs may be higher or lower. Based on these assumptions, your costs would be:

CLASS                                                            1 YEAR     3 YEARS     5 YEARS     10 YEARS
-----                                                           --------    --------    --------    --------
Institutional...............................................      $288       $1,210      $2,141      $4,512
Investor....................................................      $328       $1,324      $2,322      $4,828

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